Exhibit 99.1

Rodobo International, Inc. Receives Production License Renewal

HARBIN, China, March 15, 2011 /PRNewswire-Asia-FirstCall/--Rodobo International, Inc. (“Rodobo”, or the “Company”) (OTC Bulletin Board: RDBO.OB- News), a fast growing producer and distributor of high-quality formula milk powder for infants, children, the middle aged and the elderly, has received a new production license for its operating subsidiary in China, Harbin Rodobo Dairy Co., Ltd (“Harbin Rodobo”).

As previously announced, on February 23, 2011, the Company passed its on-the-spot inspection performed by the Heilongjiang Bureau of Quality and Technical Supervision (“HBQTS”) in compliance with the new rules promulgated by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC (“AQSIQ”) on November 1, 2010. According to the new rules, if a producer is not able to obtain a new production license by the end of March 2011, such producer must stop its production of dairy products and infant formula powder.

“We are very pleased and proud that we have received the production license renewal after the new regulations promulgated in November of last year.” stated Mr. Yanbin Wang, Chairman and Chief Executive Officer. “It is an important milestone for Rodobo, as we can continue to provide our high quality products to our customers. More important, our renewal demonstrates that our consistent efforts on quality control have been well recognized by the government even with the increasing scrutiny by the Chinese government of the infant milk powder industry.”

About Rodobo International, Inc.:

Rodobo International, Inc. is a producer and distributor of powdered milk formula products in the People’s Republic of China (“China”). The Company’s target consumers include infants, children, the middle-aged and the elderly in China. The Company’s products for infants and children are currently sold under the brand names of “Rodobo” and “Peer”, and its products for middle-aged and elderly consumers are currently sold under the brand name of “Healif”.

Forward Looking Statements

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the U.S. federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's services and products and the Company's continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

No Offer or Solicitation

This release is for informational purposes only and does not constitute an offer, or invitation, or solicitation of an offer, to subscribe for or purchase any securities of the Company.

    For more information, please contact:

    Company Contact:

     Stephen Tong
     Rodobo International, Inc.
     Tel:   +86-010-6216-6396
     Email: tongzijian@gmail.com

     Xiuzhen Qiao
     Rodobo International, Inc.
     Tel:   +86-010-6216-6032
     Email: qiaozhen1973@163.com